Exhibit 99.1

FOR IMMEDIATE RELEASE

ZymoGenetics and Bayer Restructure RECOTHROM® Agreements

Full U.S. promotion rights and all ex-U.S. rights regained except for Canada

Conference call on Monday, December 21, 2009 at 5:00 p.m. Eastern

Seattle, December 21, 2009—ZymoGenetics, Inc. (NASDAQ: ZGEN) today announced a restructuring of the U.S. co-promotion and ex-U.S. license and collaboration agreements with Bayer Schering Pharma AG and Bayer HealthCare relating to RECOTHROM® Thrombin, topical (Recombinant). Effective January 1, 2010, ZymoGenetics regains full promotion rights in the United States and all ex-U.S. rights except in Canada, where Bayer will market and sell the product.

“The amended agreements with Bayer should benefit ZymoGenetics in a number of ways,” said Douglas E. Williams, Ph.D., Chief Executive Officer of ZymoGenetics. “The U.S. marketing and sales operation should achieve greater efficiency with one sales organization. We plan to increase the size of our field force to compensate for Bayer’s exit. However, despite this increase, we expect the change to lower our selling costs and improve our bottom line, while enabling us to continue to gain market share.”

Under the terms of the revised agreements, active co-promotion by Bayer in the U.S. will end on December 31, 2009; Bayer will receive its normal sales commission through that date. Beginning in 2010, Bayer will receive a reduced sunset period commission through December 31, 2011, which was previously capped at $25 million per year and now will be subject to an aggregate maximum of $12 million. ZymoGenetics will no longer be required to pay Bayer U.S. sales bonus payments totaling $20 million, which were anticipated to have been payable in 2010 and 2011 or upon termination of the co-promotion agreement.

Outside the U.S., ZymoGenetics will regain all rights to RECOTHROM except for Canada. In Canada, Bayer will sell the product and pay royalties on net sales to ZymoGenetics. Bayer will no longer be required to pay ZymoGenetics up to $16 million in milestone payments for ex-U.S. regulatory approvals. ZymoGenetics will assume responsibility for all active regulatory files in countries besides Canada.

“We continue to believe there is substantial potential value to be gained from the commercialization of RECOTHROM outside the United States,” added Dr. Williams. “We intend to seek new licensees to pursue the development of these markets.”

About RECOTHROM® Thrombin, topical (Recombinant)

RECOTHROM is a recombinant form of human thrombin that is structurally and functionally similar to human thrombin. It is not derived from animal or human blood.

RECOTHROM is indicated as an aid to hemostasis whenever oozing blood and minor bleeding from capillaries and small venules is accessible and control of bleeding by standard surgical techniques is ineffective or impractical. RECOTHROM may be used in conjunction with an absorbable gelatin sponge, USP.

IMPORTANT SAFETY INFORMATION

RECOTHROM is for topical use only and should not be injected directly into the circulatory system. There is a potential risk of thrombosis if the product is absorbed systemically. RECOTHROM should not be used for the treatment of massive or brisk arterial bleeding or in patients with known hypersensitivity to RECOTHROM, any components of RECOTHROM or hamster proteins.

No specific adverse events have been established as adverse reactions causally related to RECOTHROM administration. In a clinical study comparing RECOTHROM to bovine thrombin, adverse events were reported with similar frequency in both treatment groups. The most common event was incision site complication. Limited data (n = 6) are available on repeat exposure to RECOTHROM.

Please see full prescribing information at:

http://www.zymogenetics.com/products/recothrom.html

For additional information, please visit:

http://www.recothrom.com

Conference Call and Webcast Information

ZymoGenetics will hold a conference call on Monday, December 21, 2009 at 5:00 p.m. Eastern Time, which may be accessed at www.zymogenetics.com or by dialing (877) 407-0778 (International: 201) 689-8565). Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live audio webcast and slide presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 60 days. For replay, please visit www.zymogenetics.com or use the following information:

•	U.S. callers: 877-660-6853

•	International callers: 201-612-7415

Replay passcode account #: 286

Conference ID #: 340470

About ZymoGenetics

ZymoGenetics is focused on the creation of novel protein drugs to improve patient care and address unmet medical needs. The company’s strategy is to discover, develop and commercialize its products independently, in collaboration with partner companies or through out-licensing. ZymoGenetics developed and markets RECOTHROM® Thrombin, topical (Recombinant), a synthetic version of a human blood-clotting enzyme used to stop bleeding during surgery. The company is developing a proprietary portfolio of immune-based product candidates. PEG-Interferon lambda is a novel type-3 interferon in clinical development for the treatment of chronic hepatitis C infection. Interleukin-21 is a novel cytokine in clinical development for the treatment of metastatic melanoma and renal cell carcinoma. Other proprietary product candidates are in preclinical development. In addition, ZymoGenetics has licensed rights to multiple clinical and preclinical drug candidates being developed by other companies. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those related to: ZymoGenetics ability to transition RECOTHROM sales efforts to a single sales organization and the effect such a transition will have on costs, cash flow and net loss; and opportunities to commercialize and license rights associated with RECOTHROM outside of the United States . These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict and that could cause actual results and the timing and outcome of events to differ materially from those expressed in or implied by the forward-looking statements. These risks include, but are not limited to, risks associated with ZymoGenetics unproven product sales and marketing abilities, the risk that ZymoGenetics cannot transition RECOTHROM sales efforts from Bayer without disruption such as loss of sales, the risk that RECOTHROM sales will not meet expectations, the risk that necessary regulatory approvals outside of the United States may be difficult or impossible to receive, the risk that we may be unable to establish new licensing and collaboration relationships with third parties, and other risks detailed in ZymoGenetics public filings with the Securities and Exchange Commission, including ZymoGenetics Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent Quarterly Reports on Form 10-Q. ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Media and Investor Relations

Susan W. Specht

(206) 442-6592

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